Exhibit 99.1

Talon International, Inc. Reports 2016

Fourth Quarter and Fiscal Year Financial Results

LOS ANGELES, CA -  March 27, 2017 - Talon International, Inc. (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the fourth quarter and fiscal year ended December 31, 2016.

Full Year Financial Highlights

●	Revenues were flat for 2016 versus the prior year as Trim sales continued to increase while Zipper sales declined
●	Trim revenues posted a 13% increase versus the prior year
●	Overall gross profit increased 8.3%, or $1.3 million versus the prior year
●	Gross margins improved to 36.5% in 2016 from 33.7% in 2015, due to a more favorable product mix and operational cost improvements
●	Income from operations increased $1.3 million over the prior year

Recent News Highlights

●	Talon announced it is “Unzipping LA Fashion Week” (LAFW) with the world’s longest zipper installation. At 3.1 miles in length, Talon is slated to join the Guinness Book of World Records
●	A Talon Zipper Exhibit was held March 23-26 featuring the rarest vintage Talon zippers in the market, some of the hottest new garments using Talon zippers, and the World Records Longest Zipper

Financial Results

Revenues for the year ended December 31, 2016 were $48.3 million, reflecting a slight decrease of $93,000 or -0.2% as compared to the same period in 2015. Talon Zipper product sales for the year were $3.7 million lower, or 17.4%, than the same period in 2015 due to decreased sales within the mass market retailers and specialty retailers as compared to 2015. Talon Trim revenues, which consist primarily of sales to specialty retail branded customers, increased by $3.6 million, or 13.3%, compared to the same period in 2015, mainly due to new stretch technology programs and customers.

Revenues for the fourth quarter ended December 31, 2016 were $11.7 million, down less than 1% from the same period in 2015. Fourth quarter 2016 included $3.7 million in Zipper revenues, up $0.3 million from the prior year, and $8.0 million in Trim revenues, a decrease of $0.4 million versus the same period in 2015.

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“We continued to make progress on our strategic initiatives in 2016,” stated Larry Dyne, Talon's Chief Executive Officer. “Though our revenues were flat versus the prior year, we produced higher margins and improved income from operations, as we had a more favorable product mix and worked to improve our operational costs. To remain focused on serving our customers, we’ve expanded geographically in order to locate near their manufacturing facilities, and are working closely with our specialty brand retail customers to offer Fit for Purpose items that meet our innovation and profitability standards. We continue to make significant investments in our product segments, particularly in the Trim business, as we experienced revenue growth and momentum this year.”

Gross profit for the year ended December 31, 2016 was $17.6 million, or 36.5% of sales, compared to $16.3 million, or 33.7%, for the year ended December 31, 2015, an increase of $1.3 million. Gross profit for the quarter ended December 31, 2016 was $4.2 million, or 36.0%, compared to $4.3 million, or 36.6%, in the fourth quarter of 2015. The gross profit increase for the year is attributable to lower direct purchase costs and a shift into a greater revenue mix of higher-margin products.

Operating expenses for the year ended December 31, 2016 were essentially flat from the prior year at $14.9 million. Operating expenses for the fourth quarter of 2016 were $3.8 million, which was $85,000 higher than the fourth quarter of 2015. Sales and marketing expenses for the year ended December 31, 2016 were $6.8 million, a $371,000 increase when compared to the same period in 2015. This was mainly due to additional compensation costs, increased facilities and related expenses, and an increase in new product development and marketing costs, offset by a decrease in travel and related costs. Sales and marketing expenses for the quarter ended December 31, 2016 were $1.8 million, as compared to $1.6 million for the fourth quarter of 2015.

Income before income taxes for the year ended December 31, 2016 was $2.1 million compared to $773,000 for the same period in 2015.  For the quarter ended December 31, 2016, operations reflected income before income taxes of $289,000 as compared to income before income taxes of $445,000 for the same quarter in 2015.

Net income for the year ended December 31, 2016 was $1.0 million or $0.01 per share as compared to $511,000 or $0.01 per share for the year ended December 31, 2015. Net loss for the quarter ended December 31, 2016 was $33,000 or $0.00 per share as compared to net income of $312,000 or $0.00 per share for the quarter ended December 31, 2015.

Total shareholders' equity increased to $7.5 million at December 31, 2016 compared to $6.2 million at December 31, 2015.

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About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers and complete trim solutions including Tekfit® stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products including stretch technology products for specialty waistbands, shirt collars, and other items all under its trademark and world renowned brands, Talon® and Tekfit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including VF Corporation, American Eagle, Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, JC Penney, FatFace, Victoria’s Secret, Wal-Mart, Phillips-Van Heusen, Levi Strauss & Co., Express and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Vietnam, India, Indonesia and Bangladesh.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, expansion into new geographic markets, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

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TALON INTERNATIONAL, INC.

Consolidated statements of operations AND COMPREHENSIVE INCOME (loss)

	Quarters Ended December 31,		Years Ended December 31,
	(Unaudited)		(Audited)
	2016	2015	2016	2015
Net sales	$11,684,051	$11,764,908	$48,259,855	$48,352,699
Cost of goods sold	7,472,178	7,452,217	30,631,070	32,069,601
Gross profit	4,211,873	4,312,691	17,628,785	16,283,098
Sales and marketing expenses	1,816,413	1,636,178	6,785,592	6,414,932
General and administrative expenses	1,950,902	2,046,294	8,131,560	8,447,694
Total operating expenses	3,767,315	3,682,472	14,917,152	14,862,626

Income from operations	444,558	630,219	2,711,633	1,420,472
Interest expense, net	155,778	184,908	619,430	513,435
Loss on extinguishment of debt	-	-	-	134,049
Income before provision for income taxes	288,780	445,311	2,092,203	772,988
Provision for income taxes	321,412	132,915	1,097,325	261,661
Net income (loss	$(32,632)	$312,396	$994,878	$511,327

Basic and diluted net income (loss) per share	$-	$-	$0.01	$0.01
Weighted average number of common shares outstanding - Basic	92,274,255	92,267,831	92,271,868	92,267,831
Weighted average number of common shares outstanding - Diluted	93,125,929	93,532,971	93,324,691	93,521,809

Net income (loss)	$(32,632)	$312,396	$994,878	$511,327

Other comprehensive loss from foreign currency translation	(14,470)	(4,156)	(28,997)	(13,786)
Total comprehensive income (loss	$(47,102)	$308,240	$965,881	$497,541

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TALON INTERNATIONAL, INC.

Consolidated balance sheets

(Audited)

	December 31,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$4,913,577	$2,852,315
Accounts receivable, net	4,315,608	3,796,209
Inventories, net	500,482	655,360
Prepaid expenses and other current assets	702,906	554,389
Total current assets	10,432,573	7,858,273

Property and equipment, net	884,208	781,893
Intangible assets, net	4,266,596	4,313,948
Deferred income tax assets, net	5,224,018	6,043,412
Other assets	347,638	267,325
Total assets	$21,155,033	$19,264,851

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,378,896	$6,087,561
Accrued expenses	2,972,689	3,128,304
Current portion of capital lease obligations	23,749	21,940
Total current liabilities	9,375,334	9,237,805

Revolving line of credit from related party, net of discounts and deferred deferred financing costs	4,041,345	3,492,772
Capital lease obligations, net of current portion	37,035	60,784
Deferred income tax liabilities	3,037	5,406
Other liabilities	236,088	257,903
Total liabilities	13,692,839	13,054,670

Stockholders’ Equity:
Common Stock, $0.001 par value, 300,000,000 shares authorized; 92,274,255 and 92,267,831 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	92,274	92,268
Additional paid-in capital	65,040,432	64,754,306
Accumulated deficit	(57,743,904)	(58,738,782)
Accumulated other comprehensive income	73,392	102,389
Total stockholders’ equity	7,462,194	6,210,181
Total liabilities and stockholders’ equity	$21,155,033	$19,264,851